            Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan, Performance Share Award (Inducement Award), and Restricted Share Award (Inducement Award) of our reports dated March 15, 2024, with respect to the consolidated financial statements and schedule of Forward Air Corporation and the effectiveness of internal control over financial reporting of Forward Air Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young

Atlanta, Georgia
June 17, 2024